Exhibit 12.1

LAW OFFICE OF ANDREW COLDICUTT

1220 Rosecrans Street, PMB 258

San Diego, CA 92106

p. 619.228.4970

e. Info@ColdicuttLaw.com

Date: April 2, 2020

Board of Directors

BacTech Environmental Corporation

409, 37 King St.

East Toronto, Ontario M5C 1E9

Canada

Dear Sirs or Madams:

I have acted, at your request, as special counsel to BacTech Environmental Corporation, an Ontario Canada corporation, (“BacTech Environmental Corporation”) for the purpose of rendering an opinion as to the legality of 100,000,000 shares of BacTech Environmental Corporation common stock, par value $0.001 per share to be offered and distributed by BacTech Environmental Corporation (the “Shares”), for an offering price of $_______($0.01 – $0.03) per offered share, pursuant to an Offering Statement to be filed under Regulation A of the Securities Act of 1933, as amended, by BacTech Environmental Corporation with the U.S. Securities and Exchange Commission (the "SEC") on Form 1-A, for the purpose of registering the offer and sale of the Shares (“Offering Statement”).

For the purpose of rendering my opinion herein, I have reviewed statutes of the Province of Ontario Canada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of BacTech Environmental Corporation and all amendments thereto, the By-Laws of BacTech Environmental Corporation, selected proceedings of the board of directors of BacTech Environmental Corporation authorizing the issuance of the Shares, certificates of officers of BacTech Environmental Corporation and of public officials, and such other documents of BacTech Environmental Corporation and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of BacTech Environmental Corporation the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

Based upon the review described above, it is my opinion that the Shares are duly authorized and when, as and if issued and delivered by BacTech Environmental Corporation against payment therefore, as described in the offering statement, will be validly issued, fully paid and non-assessable.

I have not been engaged to examine, nor have I examined, the Offering Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form 1-A, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Province of Ontario corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than the Province of Ontario, as specified herein.

I hereby consent to the filing of this opinion as Exhibit 12.1 to the Offering Statement and to the reference to my firm under the caption “Legal Matters” in the Offering Circular constituting a part of the Offering Statement. We assume no obligation to update or supplement any of the opinion set forth herein to reflect any changes of law or fact that may occur following the date hereof.

Very truly yours,

/s/ Andrew Coldicutt

Andrew Coldicutt, Esq.